Exhibit 10.95
AMENDED
SECOND EXECUTIVE SALARY CONTINUATION AGREEMENT
This Amended Second Executive Salary Continuation Agreement (the “Agreement”) is made effective January 1, 2012 (the “Effective Date”), and is entered into by and between Central Valley Community Bank (the “Bank”) and Gary Quisenberry (the “Executive”), each a “Party” and together the “Parties.”

RECITALS

A.	The Executive is a valued executive of the Bank, and currently serves as the Bank’s Senior Vice President of Commercial and Business Banking.

B.
The Bank’s Board of Directors (the “Board”) has determined that the Executive’s services to the Bank are valuable. The Bank and the Executive desire to enter into this Agreement under which the Bank has agreed to make certain payments to the Executive at retirement. This Amended Second Executive Salary Continuation Agreement amends and supersedes the Second Executive Salary Continuation Agreement, effective April 1, 2010, in its entirety. Payments under this Agreement shall be in addition to Executive’s right to payments under that certain Executive Salary Continuation Agreement dated March 1, 2007, as amended on March 1, 2008 (the “First Salary Continuation Agreement”).

C.
The Parties intend that this Agreement shall constitute an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The parties further intend that this Agreement shall constitute a nonqualified deferred compensation arrangement under the Internal Revenue Code (“Code”). The Executive is fully advised of the Bank’s financial status and has had substantial input in the design of and benefits provided under this Agreement.

AGREEMENT

In consideration of the mutual promises, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

I.EMPLOYMENT
The Bank agrees to employ the Executive in such capacity as the Bank may from time to time determine. The Executive will continue in the employ of the Bank in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board. At all times, unless modified in writing, the Executive's employment shall be at-will. Subject to the terms of this Agreement, either the Bank or the Executive may terminate the employment relationship at any time, for any reason or for no reason.
II.FRINGE BENEFITS
The salary continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of salary continuation benefits.
III.RETIREMENT BENEFIT AND EARLY RETIREMENT BENEFIT
For purposes of this section, “Retirement” and “Retire” mean that the Executive remains in the continuous employ of the Bank from the Effective Date and then retires from active employment (and his Employment Terminates) with the Bank, after April 1, 2013.
A.Retirement Benefit.
If the Executive Retires on or after April 1, 2018, the Bank shall pay the Executive an annual retirement benefit equal to Twenty Thousand Dollars and No/100 ($20,000.00), in equal monthly installments (each of which shall be 1/12 of the annual benefit), for a period of one hundred and eighty (180) months, commencing on the first day of the month following the date of the Executive’s Retirement. Beginning with the thirteenth month that benefits are paid, and continuing thereafter until paid in full, the annual benefit shall be increased each year by three percent (3%) from the previous year’s benefit to account for cost of living increases. In the event of the Executive’s death prior to the date all payments have been made, Section IV of this Agreement shall control. Any benefit payable under this Section shall be subject to reduction or elimination as provided in Sections VII or XII.
B.Early Retirement Benefit.
If the Executive Retires on or after April 1, 2013 and prior to April 1, 2018, the Bank shall pay the Executive an annual early retirement benefit, based on the month of retirement, equal to:

Retirement Month	Annual Amt.	Retirement Month	Annual Amt.	Retirement Month	Annual Amt.

Apr 2013	$7,500	Apr 2015	$12,500	Apr 2017	$17,500
May 2013	$7,708	May 2015	$12,708	May 2017	$17,708
Jun 2013	$7,917	Jun 2015	$12,917	Jun 2017	$17,917
Jul 2013	$8,125	Jul 2015	$13,125	Jul 2017	$18,125
Aug 2013	$8,333	Aug 2015	$13,333	Aug 2017	$18,333
Sep 2013	$8,542	Sep 2015	$13,542	Sep 2017	$18,542
Oct 2013	$8,750	Oct 2015	$13,750	Oct 2017	$18,750
Nov 2013	$8,958	Nov 2015	$13,958	Nov 2017	$18,958
Dec 2013	$9,167	Dec 2015	$14,167	Dec 2017	$19,167
Jan 2014	$9,375	Jan 2016	$14,375	Jan 2018	$19,375
Feb 2014	$9,583	Feb 2016	$14,583	Feb 2018	$19,583
Mar 2014	$9,792	Mar 2016	$14,792	Mar 2018	$19,792
Apr 2014	$10,000	Apr 2016	$15,000	Apr 2018	$20,000
May 2014	$10,208	May 2016	$15,208
Jun 2014	$10,417	Jun 2016	$15,417
Jul 2014	$10,625	Jul 2016	$15,625

Aug 2014	$10,833	Aug 2016	$15,833
Sep 2014	$11,042	Sep 2016	$16,042
Oct 2014	$11,250	Oct 2016	$16,250
Nov 2014	$11,458	Nov 2016	$16,458
Dec 2014	$11,667	Dec 2016	$16,667
Jan 2015	$11,875	Jan 2017	$16,875
Feb 2015	$12,083	Feb 2017	$17,083
Mar 2015	$12,292	Mar 2017	$17,292

The early retirement benefit shall be paid in lieu of any other benefit under this Agreement, in equal monthly installments (each of which shall be 1/12 of the annual benefit) for a period of one hundred and eighty (180) months, commencing on the first day of the month following the date of the Executive’s Retirement. Beginning with the thirteenth month that benefits are paid, and continuing thereafter until paid in full, the annual benefit shall be increased each year by three percent (3%) from the previous year’s benefit to account for cost of living increases. In the event of the Executive’s death prior to the date all payments have been made, Section IV of this Agreement shall control. Any benefit payable under this Section shall be subject to reduction or elimination as provided in Sections VII or XII. If the Executive Retires before April 1, 2013, this Agreement shall immediately terminate and the Executive shall not be entitled to receive any benefits under this Agreement.
IV.DEATH BENEFIT
In the event of the Executive’s death, no benefits shall be payable hereunder and this Agreement shall automatically terminate. If the Executive is already in pay status at the time of his death, no further payments will be made, and his right to any additional payments will terminate. Notwithstanding the foregoing, in the event that the Policy(ies) described in that certain Second Amended Life Insurance Endorsement Method Split Dollar Agreement between the Bank and the

Executive of even date herewith (the “Split Dollar Agreement”) is/are surrendered, lapse or are otherwise terminated by the Bank, and the Bank does not replace such Policy(ies) with other comparable life insurance, such that no death benefits are payable under the Split Dollar Agreement, then in the event of the Executive’s death, the Executive’s beneficiaries under the Split Dollar Agreement shall be entitled to the payment of the benefits, if any, described in Section VI(A) or VI(B) of the Split Dollar Agreement, as applicable, in lieu of any other benefit under this Agreement.
V.TERMINATION OF EMPLOYMENT AND DISABILITY
“Termination of Employment” or “ Employment Terminates “ means that the Executive’s employment with the Bank is terminated and the Executive actually separates from service with the Bank and does not continue in his prior capacity. Termination of Employment does not include the Executive’s military leave, sick leave or other bona fide leave of absence (such as temporary employment with the government) if the period of leave does not exceed six months, or if longer, so long as his right to reemployment with the Bank is provided either in contract or by statute. Notwithstanding anything to the contrary, the terms “Termination of Employment” and “Employment Terminates” shall be interpreted in accordance with Code Section 409A, together with regulations and guidance promulgated thereunder, as amended from time to time (collectively referred to as “Code Section 409A”).
Notwithstanding the foregoing, Executive's employment shall be deemed to have terminated, and Executive shall have suffered an Employment Termination, when the Parties reasonably anticipate that Executive will have a permanent reduction in the level of bona fide services provided to the Bank, to a level of service that is less than fifty percent (50%) of the average level of bona fide services provided by Executive to the Bank in the immediately preceding thirty-six (36) month period.

A.Voluntary Termination of Employment.
In the event of the Executive’s Voluntary Termination prior to Retirement or prior to a Change In Control, this Agreement shall immediately terminate and the Executive shall not be entitled to receive any benefits under this Agreement. “Voluntary Termination” means the Executive’s Employment Terminates prior to Retirement by Executive’s voluntary action.
B.Involuntary Termination of Employment.
In the event of the Executive’s Involuntary Termination prior to Retirement, the Bank shall pay the Executive an involuntary termination benefit, in lieu of any other benefit under this Agreement, in an amount equal to the present value of an annual retirement benefit of Twenty Thousand Dollars (20,000) per year for fifteen (15) years, reduced by ten percent (10%) for each year prior to April 1, 2018, that Involuntary Termination occurs (prorated by month), determined as of the first day of the month in which Involuntary Termination occurs. The benefit shall be paid in a lump sum, determined by using the assumptions set forth in Section IX(L) and the payment shall be made on the date the Executive attains age sixty-five (65). “Involuntary Termination” means the

Executive’s Employment Terminates by action of the Bank prior to Retirement, and such Termination of Employment is not For Cause. Any benefit payable under this Section shall be subject to reduction or elimination as provided in Sections VII or XII.

C.Termination of Employment For Cause.
In the event the Executive’s Employment Terminates For Cause prior to Retirement, then this Agreement shall immediately terminate and the Executive shall forfeit all benefits and shall not be entitled to receive any benefits under this Agreement. “For Cause” shall mean any of the following actions by the Executive that result in an adverse effect on the Bank: (1) gross negligence or gross neglect; (2) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (3) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (4) an intentional failure to perform stated duties; or (5) a breach of fiduciary duty involving personal profit. If a dispute arises as to whether Termination of Employment was For Cause, such dispute shall be resolved by arbitration as set forth in this Agreement.

D.Disability.
In the event the Executive becomes Disabled on or after April 1, 2013 and prior to Retirement or Termination of Employment, and the Executive’s Employment Terminates because of such Disability, the Bank shall pay the Executive an annual benefit, in lieu of any other benefit under this Agreement, equal to Twenty Thousand Dollars and No/100 ($20,000.00), reduced by ten percent (10%) for each year prior to April 1, 2018 that Termination of Employment due to Disability occurs (prorated by month), determined as of the first day of the month in which Termination occurs. The benefit shall be paid in equal monthly installments (1/12 of the annual benefit), for a period of one hundred and eighty (180) months, commencing with the first day of the month following the date of the Executive’s termination due to Disability. Beginning with the thirteenth month that benefits are paid, and continuing thereafter until paid in full, the annual benefit shall be increased each year by three percent (3%) from the previous year’s benefit to account for cost of living increases. In the event of the Executive’s death prior to the date all payments have been made, Section IV of this Agreement shall control. Any benefit payable under this Section shall be subject to reduction or elimination as provided in Sections VII or XII.
“Disabled” or “Disability” shall mean that the Executive (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Bank employees. If there is a dispute regarding whether the Executive is Disabled, such dispute shall be resolved by a mutually agreeable physician. Such resolution shall be binding upon all Parties to this Agreement. The determination of Disability shall be made in a uniform and nondiscriminatory manner applied to all Bank employees under similar circumstances. Notwithstanding anything to the contrary, the term “Disability” shall be interpreted in accordance with Code Section 409A.
VI.CHANGE IN CONTROL
Upon a Change In Control, the Bank shall pay the Executive a lump sum payment equal to the present value (calculated using the assumptions set forth in Section IX(L), determined as of the date of payment) of one hundred percent (100%) of the benefit that the Executive would have received under Section III(A) had the Executive been employed by the Bank until April 1, 2018. The lump sum payment shall be made on the first day of the month following the date of Change In Control. The payment of a lump sum pursuant to this Section shall be in lieu of any other benefit under this Agreement. Any benefit payable under this Section shall be subject to reduction or elimination as provided in Sections VII or XII.
A “Change In Control” shall be deemed to have occurred on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank. However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank, the acquisition of additional stock by the same person or persons will not be considered to cause a Change In Control. Further, an increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Bank acquires its stock in exchange for property will not be considered to cause a Change In Control. Transfers of Bank stock on account of death, gift, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change In Control. For purposes of this Section, the term “Bank” shall include any holding company, meaning any corporation that is a majority shareholder of the Bank. A “Change In Control” shall be interpreted in accordance with the definition of “Change in Ownership” under Code Section 409A, and to the extent that an event or series of events does not constitute a “Change in Ownership” under Code Section 409A, the event or series of events will not constitute a “Change In Control” under this Agreement.
VII.SPECIFIED EMPLOYEE REQUIREMENTS

A.Six-Month Delay.

Notwithstanding anything to the contrary, if Executive is a Specified Employee as of the date of Termination of Employment, payments under this Agreement upon Termination of Employment may not be made before the date that is six months after Termination of Employment (or, if earlier than the end of the six-month period, the date of death of the Executive). Payments to which the Executive would otherwise be entitled during the first six months following Termination of Employment, but for this Six-Month Delay provision, shall be accumulated and paid on the first day of the seventh month following Termination of Employment.

B.Specified Employee.

Executive shall be deemed to be a “Specified Employee” if, as of the date of Executive's Termination of Employment, Executive is a Key Employee of the Bank and the Bank has stock which is publicly traded on an established securities market or otherwise.

C.Key Employee.

If Executive meets each of the requirements of Internal Revenue Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during a twelve month period ending on December 31 (the “Specified Employee Identification Date”), then Executive shall be treated as a Key Employee for the entire twelve month period beginning on the following April 1. Such April 1 date shall be the “Specified Employee Effective Date” for purposes of Section 409A.

VIII.RESTRICTIONS ON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. To the extent the Executive or any successor in interest becomes eligible to receive benefits under this Agreement, he or she shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Bank reserves the absolute right, in its sole discretion, to purchase life insurance in conjunction with the benefits provided under this Agreement. The Bank further reserves the absolute right, in its sole discretion, to establish a grantor trust which may be used to hold Bank assets to be maintained as reserves against the Bank’s unfunded, unsecured obligations hereunder. Such reserves shall at all times be subject to the claims of the Bank’s creditors. If a trust or other vehicle is established, the Bank’s obligations hereunder shall be reduced to the extent assets are utilized to meet its obligations. Any trust established by the Bank and the assets held in trust shall conform in substance to the terms of the model trust described in Revenue Procedure 92-64, 1992-33 IRB 11 (8-17-92). The Bank reserves the absolute right, in its sole discretion, to terminate any life insurance purchased or any grantor trust established for these purposes at any time, in whole or in part. At no time shall the Executive have any lien or right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

IX.MISCELLANEOUS

A.Prohibition Against Alienation or Assignment.

The Executive, his surviving spouse, and any other beneficiary(ies) under this Agreement shall not have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any benefit which may become payable hereunder. No benefits shall be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts to assign, commute, hypothecate, transfer or dispose of the benefits which may become payable hereunder, the Bank’s liabilities shall forthwith cease and terminate.
B.Binding Obligation of the Bank and Any Successor in Interest.
The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person agrees, in writing, to assume and discharge the Bank’s duties and obligations under this Agreement. This Agreement shall be binding upon the Parties, their successors, beneficiaries, heirs and personal representatives.
C.Amendment or Revocation.
It is agreed by and between the Parties that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.

D.Gender.
Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.
E.Effect on Other Bank Benefit Plans.
Nothing contained in this Agreement shall affect the Executive’s right or shall create any rights to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan sponsored or offered by the Bank.
F.Headings.
Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.
G.Applicable Law.
The validity and interpretation of this Agreement shall be governed by applicable federal law and the laws of the State of California.
H.12 U.S.C. § 1828(k).
Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.
I.Partial Invalidity.
If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.
J.Not a Contract of Employment.
This Agreement shall not be deemed to constitute a contract of employment between the Parties, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate employment. At all times, the Executive’s employment shall remain at-will.

K.Effective Date.
The Effective Date of this Agreement is the date specified above.

L.Present Value.
All present value calculations under this Agreement shall be based on the following discount rate:
Discount Rate:        The discount rate used in the APB 12 calculations for                 this Agreement.
X.ERISA PROVISIONS
A.Named Fiduciary and Plan Administrator.
The “Named Fiduciary and Plan Administrator” of this Agreement shall be Central Valley Community Bank. The Board, in its discretion, may appoint one or more individuals to serve in this capacity. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Agreement. The Named Fiduciary may delegate to others certain aspects of the management and operation, including the employment of advisors and the delegation of ministerial duties to qualified individuals.
B.Claims Procedure and Arbitration.
In the event a dispute arises with respect to benefits under this Agreement and the disputed benefits are not paid, then the Executive or his beneficiaries may make a written claim to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and, if the claim is denied in whole or in part, they shall respond in writing within sixty (60) days of receipt of such claim, stating specific reasons for the denial, and providing references to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimant(s) if a further review of the claim is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the prescribed sixty (60) day period.
If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the initial claim denial. Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments that may be appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the claimants. The arbitrator shall operate under any generally recognized set of arbitration rules. The Parties agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.
Where a dispute arises as to benefits forfeited as a result of the Bank’s discharge of the Executive For Cause, such dispute shall likewise be submitted to arbitration as described above and the Parties agree to be bound by the arbitrator’s decision.
XI.TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF     CHANGES IN THE LAW, RULES OR REGULATIONS
The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any such assumptions should change and the change has a detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement. This paragraph shall become null and void effective immediately upon a Change In Control.
XII.EXCESS PARACHUTE PAYMENTS
Notwithstanding any provision of this Agreement to the contrary, if all or a portion of any benefit payment under this Agreement, alone or together with any other compensation or benefit, will be a non-deductible expense to the Bank by reason of Code Section 280G, the Bank may, in its sole discretion, reduce the benefits payable under this Agreement as necessary to avoid the application of Section 280G. The Bank shall have the power to reduce benefits payable under this Agreement to zero, if necessary.

XIII.COMPETITION AFTER TERMINATION OF EMPLOYMENT
The Bank shall not pay any benefit under this Agreement if the Executive, without the prior written consent of the Bank, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Bank, which enterprise is, or may deemed to be, competitive with any business carried on by the Bank as of the date of termination of the Executive’s employment or his Retirement. This section shall not apply following a Change In Control.

XIV.PROHIBITION AGAINST ACCELERATION
Notwithstanding anything to the contrary, neither the time nor scheduling of payments under this Agreement may be accelerated unless such acceleration is permissible under Code Section 409A, other applicable law and the terms of this Agreement.

IN WITNESS WHEREOF, the Parties acknowledge that each has carefully read this Agreement and executed the original on the date written below and that, upon execution, each has received a conforming copy.

BANK: CENTRAL VALLEY COMMUNITY BANK By: /s/Daniel Doyle Name: Daniel Doyle Title: President and Chief Executive Officer	EXECUTIVE GARY QUISENBERRY /s/Gary Quisenberry Gary Quisenberry
Date: 12/22/2011	Date: 12/22/2011